EXHIBIT 2.1

SECURITIES EXCHANGE AGREEMENT

among

CONSULTAMERICA, INC.,

VIRTUALSCOPICS, LLC and

THE CONTROLLING MEMBERS OF VIRTUALSCOPICS, LLC

November 4, 2005

TABLE OF CONTENTS

Page No.

1.	The Exchange Offer		2
	1.1	Exchange	2
	1.2	Certificate of Incorporation, By-laws, Directors and Officers	2
	1.3	Manner and Basis of Exchanging Membership Units	3
	1.4	Surrender and Exchange of Certificates	4
	1.5	Options and Warrants	4
	1.6	Parent Common Stock	7
	1.7	Tax Consequences	7
	1.8	Further Assurances	7
2.	Representations and Warranties of the Company		7
	2.1	Organization, Standing, Etc	7
	2.2	Qualification	8
	2.3	Capitalization of the Company	8
	2.4	Indebtedness	8
	2.5	Company Members	8
	2.6	Acts and Proceedings	8
	2.7	Compliance with Laws and Instruments	8
	2.8	Binding Obligations	10
	2.9	Broker’s and Finder’s Fees	10
	2.10	Financial Statements	10
	2.11	Absence of Undisclosed Liabilities	10
	2.12	Changes	11
	2.13	Schedule of Assets and Contracts	11
	2.14	Employees	14
	2.15	Tax Returns and Audits	14
	2.16	Patents and Other Intangible Assets	16
	2.17	Employee Benefit Plans; ERISA	16
	2.18	Title to Property and Encumbrances	17
	2.19	Insurance Coverage	17
	2.20	Litigation	17
	2.21	Licenses	17
	2.22	Interested Party Transactions	17
	2.23	Hazardous Waste	19
	2.24	Customers, Suppliers and Independent Contractors	19
	2.25	Questionable Payments	19
	2.26	Obligations to or by Members	19
	2.27	Disclosure	19
3.	Representations and Warranties of Parent		19
	3.1	Organization and Standing	19
	3.2	Corporate Authority	20
	3.3	Broker’s and Finder’s Fees	20
	3.4	Capitalization of Parent	20
	3.5	Validity of Shares	21

	3.6	SEC Reporting and Compliance	21
	3.7	Financial Statements	23
	3.8	Governmental Consents	23
	3.9	Compliance with Laws and Other Instruments	24
	3.10	Binding Obligations	24
	3.11	No General Solicitation	24
	3.12	Absence of Borrowed Indebtedness and Assets; Undisclosed Liabilities	24
	3.13	Parent Contracts	25
	3.14	Changes	26
	3.15	Tax Returns and Audits	26
	3.16	Employee Benefit Plans; ERISA	28
	3.17	Litigation	28
	3.18	Interested Party Transactions	28
	3.19	Questionable Payments	30
	3.20	Obligations to or by Stockholders	30
	3.21	Records	30
	3.22	Accounts; Powers of Attorney	30
	3.23	Disclosure	30
4.	Additional Representations, Warranties and Covenants of the Members		30
	4.1	Acts and Proceedings	30
	4.2	Compliance with Laws and Instruments	31
	4.3	Binding Obligation	31
	4.4	Title to Shares	31
	4.5	Information	31
	4.6	Resale of Stock	31
5.	Additional Agreements		31
	5.1	Access and Information	31
	5.2	Additional Agreements	33
	5.3	Publicity	33
	5.4	Appointment of Directors	33
	5.5	Parent Name Change	34
	5.6	Initial Closing of Private Placement	34
	5.7	Long-Term Incentive Plan	34
	5.8	Issuance of Shares	34
	5.9	Capital Markets Initiatives	34
6.	Closing; Deliveries		35
	6.1	Closing Date	35
	6.2	Closing Deliveries of the Company and the Members	35
	6.3	Deliveries of Parent	36
7.	Survival of Representations and Warranties		39
8.	Amendment of Agreement		39
9.	Definitions		39
10.	Miscellaneous		43
	10.1	Notices	43
	10.2	Entire Agreement	44
	10.3	Expenses	44
	10.4	Time	44
	10.5	Severability	44
	10.6	Successors and Assigns	45
	10.7	No Third Parties Benefited	46
	10.8	Counterparts	46
	10.9	Recitals, Schedules and Exhibits	46
	10.10	Section Headings and Gender	46
	10.11	Governing Law	46

ii

LIST OF EXHIBITS AND DISCLOSURE SCHEDULES
Exhibits
A	Form of Approval and Acceptance by Other Members
B	Certificate of Incorporation of Parent
C	By-laws of Parent
D	Certificate of Designation of Series A Convertible Preferred Stock
E	Form of Opinion of Company’s Counsel
F	Form of Opinion of Parent’s Counsel
G	Form of Releases of Edward A. Sundberg and Lindsay Sundberg
Company Disclosure Schedules
1.1	Schedule of Members, Member Units and Allocation of Parent Common Stock
1.5(a)	Treatment of Options
1.5(b)	Treatment of Company Warrants
2.3	Capitalization of the Company
2.7	Compliance with Laws
2.9	Company Broker’s and Finder’s Fees
2.10	Financial Statements
2.11	Undisclosed Liabilities
2.12	Changes
2.13(a)	Schedule of Leased Real and Personal Property
2.13(b)	Material Agreements
2.13(c)	Schedule of Insurance
2.13(d)	Schedule of Patents and Other Intangible Assets
2.14	Employees
2.16	Ownership of Intellectual Property
2.17	Schedule of Employee Benefit Plans
2.20	Litigation
2.22	Interested Party Transactions
2.26	Obligations to or by Members
Parent Disclosure Schedules
3.3	Parent Broker’s and Finder’s Fees
3.6	SEC Reporting
3.9	Compliance with Laws
3.18	Interested Party Transactions
3.21	Bank Accounts; Powers of Attorney

iii

SECURITIES EXCHANGE AGREEMENT

THIS SECURITIES EXCHANGE AGREEMENT is made and entered into on November __, 2005, by and among CONSULTAMERICA, INC., a Delaware corporation (“Parent”), VIRTUALSCOPICS, LLC, a New York limited liability company (the “Company”), and the members of the Company whose names appear on the signature pages hereof (the “Controlling Members”) solely for the purpose of agreeing with respect to itself or himself to Sections 1, 4, 7, 9 and 10 hereof.

W I T N E S S E T H :

WHEREAS, the Board of Directors of each of Parent and the Company have each determined that the Parent’s acquisition of the Company is fair to and in the best interests of their respective entities and the equity holders thereof;

WHEREAS, in furtherance thereof, it is proposed that such acquisition be accomplished by all of the members of the Company (the “Members”) contributing, selling and transferring to Parent all of their Membership Units (defined below) pursuant to an offer by Parent to issue in exchange therefor newly issued shares of common stock, par value $.001 per share, of Parent (“Parent Common Stock”), upon the terms and subject to the conditions set forth herein (the “Exchange Offer”);

WHEREAS, the Board of Directors of Parent and the Board of Directors of the Company have approved this Agreement and transactions contemplated hereby, including the Exchange Offer;

WHEREAS, to induce Parent and the Company to enter into this Agreement, the Controlling Members have agreed to accept the Exchange Offer and become parties to this Agreement solely for the purpose of agreeing with respect to itself or himself to Sections 1, 4, 7, 9 and 10 hereof; and

WHEREAS, simultaneously with the closing of the Exchange Offer, Parent (as it will exist as of such time) is selling investment units (“Units”), with each unit consisting of one share of its series A convertible preferred stock, par value $.001 per share, initially convertible into 400 shares of Parent Common Stock (“Parent Preferred Stock”), and a detachable warrant (“Parent Warrant”) to purchase 200 shares of Parent Common Stock at an exercise price of $4.00 per share (subject to adjustment), in a private placement to accredited investors (the “Private Placement”), at a price of $1,000 per Unit, pursuant to the terms of a Confidential Private Placement Memorandum, dated October 3, 2005, as it may be amended or supplemented from time to time (the “Memorandum”), for the purpose of expanding the business of the Company following the closing of the Exchange Offer (the “Exchange”);

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.    The Exchange Offer.

1.1    Exchange.

(a)    Subject to the terms and conditions of this Agreement, upon execution and delivery hereof, the Parent hereby offers to the Members to acquire their Membership Units solely in consideration and exchange for newly and duly issued, fully paid and nonassessable shares of Parent Common Stock as provided for in Section 1.3(a) hereof. This Exchange Offer shall be deemed accepted upon execution and delivery of this Agreement by the Controlling Members and by each of the other Members (the “Other Members”) who have previously executed and delivered to the Company an “Approval and Acceptance” in the form attached as Exhibit A hereto. In addition, the Exchange Offer shall be deemed accepted by any Other Member who has not executed an Approval and Acceptance but who is obligated to do so pursuant to Section 8.04 of the Company’s Fifth Amended and Restated Operating Agreement, dated as of May 15, 2003 (the “Operating Agreement”).

(b)    Subject to the terms and conditions of this Agreement, at the Closing, (i) the Controlling Members and each of the Other Members shall contribute, transfer, assign and deliver to Parent, and Parent agrees to acquire from such Members, all of the outstanding Membership Units owned by them as specifically set forth on Schedule 1.1 hereto, and (ii) solely in consideration and exchange therefor, Parent shall issue to the Members an aggregate of 17,326,576 newly and duly issued, fully paid and nonassessable shares of Parent Common Stock in accordance with the Exchange Ratio as provided for in Section 1.3(a) hereof.

(c)    As a result of the Exchange, the Company shall become a wholly-owned subsidiary of Parent.

1.2    Certificate of Incorporation, By-laws, Directors and Officers.

(a)    The Certificate of Incorporation of Parent, as in effect immediately prior to the Closing, attached as Exhibit B hereto, shall be the Certificate of Incorporation of Parent from and after the Closing until further amended in accordance with applicable law; except that ARTICLE FIRST of the Certificate of Incorporation of Parent shall be amended immediately prior to the closing to read in its entirety as follows: “The name of the corporation is VirtualScopics, Inc.”

(b)    The By-laws of Parent, as in effect immediately prior to the Closing, attached as Exhibit C hereto, shall be the By-laws of Parent from and after the Closing until amended in accordance with applicable law, the Certificate of Incorporation and such By-laws.

(c)    Pursuant to Section 5.3 below, the directors and officers of the Company in office immediately prior to the Closing shall become the directors and officers of Parent immediately following the Closing, and each shall hold his or her respective office or offices thereafter until his or her successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Certificate of Incorporation or By-laws of Parent.

1.3    Manner and Basis of Exchanging Membership Units.

(a)    At the Closing, the Common Membership Units, Series A Preferred Membership Units, Series B Preferred Membership Units and Series C Preferred Membership Units of the Company (collectively, the “Membership Units”) beneficially owned by the Members, which Membership Units constitute all of the issued and outstanding membership units of the Company, shall, be contributed and transferred to the Parent and the Parent shall issue, and authorize its Transfer Agent to issue, the Parent Common Stock specified below to each Member in accordance with the following exchange ratios (the “Exchange Ratios”).

Class of Member	No. of Membership Units	No. of Shares of Parent Common Stock	Applicable Exchange Ratio
Holders of Common Membership Units	10,885,458	10,365,133	1:0.9522
Holders of Series A Preferred Membership Units	2,850,915	3,093,243	1:1.085
Holders of Series B Preferred Membership Units	1,378,102	1,553,121	1:1.127
Holders of Series C Preferred Membership Units	2,068,882	2,315,079	1:1.119
Total	17,183,357	17,326,576
   (b)    No fractional shares of Parent Common Stock shall be issued in the Exchange. If the number of Membership Units a Member holds immediately prior to the Closing multiplied by the applicable Exchange Ratio would result in the issuance of a fractional share of Parent Common Stock, that product will be rounded down to the nearest whole number of shares of Parent Common Stock if it is less than the fraction of one-half (.5) of one share of Parent Common Stock or rounded up to the nearest whole number of shares of Parent Common Stock if the said product is equal to or greater than the fraction of one-half (.5) of one share of Parent Common Stock.

(c)    Each Membership Unit held in the treasury of the Company immediately prior to the Closing shall be cancelled and cease to exist.

(d)    After the Closing, there shall be no further registration of transfers on the transfer books of the Membership Units that were outstanding immediately prior to the Closing.

1.4    Surrender and Exchange of Certificates.

(a)    At the Closing, Parent shall deliver to its Transfer Agent a letter of instruction to prepare and deliver to the Company’s counsel, who shall act as exchange agent for the benefit of the Members (the “Exchange Agent”), (i) certificates representing the appropriate number of shares of Parent Common Stock issuable pursuant to Sections 1.1 and 1.3 hereof (such shares of Parent Common Stock, the “Exchange Fund”), in exchange for all outstanding Membership Units. The shares of Parent Common Stock evidenced by the certificates shall be registered in the names of the Members and shall be in the denominations for each of them set forth opposite their respective names on Schedule 1.1 hereto.

(b)    Promptly following the Closing, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Closing represented outstanding Membership Units (the “Certificates”) whose Membership Units were contributed to Parent and thereby converted into the right to receive shares of Parent Common Stock pursuant to Sections 1.1 and 1.3 hereof: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Sections 1.1 and 1.3, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Membership Units that are not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Membership Units is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid. Until surrendered as contemplated by this Section 1.4(b), each Certificate that immediately prior to the Closing represented any outstanding Membership Units shall be deemed at and after the Closing to represent only the right to receive upon surrender as aforesaid the consideration specified in Section 1.3(a) hereof for the holder thereof.

1.5    Options and Warrants.

(a)    At the Closing, the terms of each outstanding option granted by the Company to purchase an aggregate of 2,457,422 Common Membership Units (a “Company Option”) under the Long-Term Incentive Plan of the Company (the “Company Incentive Plan”), whether vested or unvested, shall be amended by action of the Board of Directors of the Company to provide that, at the Closing, each Company Option outstanding immediately prior to the Closing shall be deemed to constitute and shall become an option to acquire, on the same terms and conditions as were applicable under such Company Option, the same number of shares of Parent Common Stock (the “Parent Stock Options”) as the holder of such Company Option would have been entitled to receive pursuant to the Exchange had such holder exercised such Company Option in full immediately prior to the Closing, at a price per share of Parent Common Stock equal to (i) the aggregate exercise price for the Common Membership Units otherwise purchasable pursuant to such Company Option divided by (ii) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Company Option; provided, however, that, after aggregating all the shares of a holder subject to Company Options, any fractional share of Parent Common Stock resulting from such calculation for such holder shall be rounded up to the nearest whole share. Schedule 1.5(a) attached hereto sets forth the name of each holder of Company Options, the aggregate number of shares of Common Membership Units which each such person may purchase pursuant to his or her Company Options and the aggregate number of shares of Parent Common Stock which each such person may purchase pursuant to the operation of this Section 1.5(a). In connection with the implementation of this Section 1.5(a), prior to the Closing, the Board of Directors of the Company has, pursuant to authority granted to it under the Company Incentive Plan, adopted a resolution modifying the terms and conditions of the Company Options to provide that, following the Closing, such options shall be exercisable for shares of Parent Common Stock in accordance with the provisions of this Section 1.5(a). In furtherance of the foregoing, Parent agrees to assume at the Closing all the obligations of the Company under the Company Incentive Plan, including, without limitation, the outstanding Company Options and the obligation to issue the number of shares of Parent Common Stock set forth on Schedule 1.5(a) upon the exercise of the Company Options.

(b)    (i) At the Closing, all outstanding warrants issued by the Company to purchase an aggregate of 559,221 Common Membership Units (the “Company Warrants”), will by their terms be converted into a warrant to acquire that number of shares of Parent Common Stock which is equal to the same number of shares of Parent Common Stock as the holder of such Warrant would have been entitled to receive pursuant to the Exchange had such holder exercised such Warrant in full immediately prior to the Closing. Schedule 1.5(b) attached hereto sets forth the name of each holder of Company Warrants, the type of Company Warrant held by such holder, the aggregate number of Common Membership Units which each such person may purchase pursuant to the exercise of his or her Company Warrants and the aggregate number of shares of Parent Common Stock which each such person may purchase upon exercise of Company Warrants acquired upon such exchange, conversion or amendment. Parent expressly assumes the obligation to deliver on and after the Closing shares of Parent Common Stock to the holders of Company Warrants upon exercise of the Company Warrants in accordance with the applicable Exchange Ratio, all in accordance with the provisions of this Section 1.5(b).

(ii) Without limiting the generality of the foregoing, the Company shall take all actions as may be necessary and desirable in order to effectuate the transactions contemplated by this Section 1.5(b).

(c)    As soon as practicable after the Closing, Parent shall deliver to the holders of: (i) Company Options appropriate notices setting forth such holders’ rights pursuant to the Company Incentive Plan and the agreements evidencing the grants of such Company Options and that such Company Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.5 after giving effect to the Exchange), and (ii) Company Warrants new warrant agreements and/or warrants evidencing such holders' rights to purchase shares of Parent Common Stock (subject to the adjustments required by this Section 1.5 after giving effect to the Exchange).

(d)    Parent shall take all action necessary and appropriate, on or prior to the Closing, to authorize and reserve a number of shares of Parent Common Stock sufficient for issuance upon the exercise of assumed Company Options and Company Warrants following the Closing as contemplated by this Section 1.5.

(e)    Other than the Company Options and the Company Warrants, all options, warrants and rights to purchase Membership Units outstanding as of the Closing will be exercised or terminated prior to or effective upon the Closing, and Parent shall not assume or have any obligation with respect to such options, warrants or rights.

1.6    Parent Common Stock. Parent agrees that it will cause the Parent Common Stock to be issued in exchange for the Membership Units at the Closing pursuant to Section 1.3(a) to be available for such purpose. Parent further agrees that, immediately prior to the Closing, there will be 4,562,500 shares of Parent Common Stock issued and outstanding, not including the securities to be issued in the Private Placement.

1.7    Tax Consequences. The parties to this Agreement intend and desire that, for U.S. Federal income tax purposes, the securities exchange (the “Exchange”) to take place pursuant to the Exchange Offer shall constitute a tax-free reorganization within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

1.8    Further Assurances. From time to time, from and after the Closing, as and when requested by Parent or its successors or assigns, the proper officers and directors of the Company as of the Closing shall, for and on behalf and in the name of the Company or otherwise, shall execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as Parent or its successors or assigns may deem necessary or desirable in order to confirm or record or otherwise transfer to Parent title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of the Company or otherwise to carry out fully the provisions and purposes of this Agreement.

2.    Representations and Warranties of the Company. The Company hereby represents and warrants to Parent that, except as set forth in the Memorandum or the Company Disclosure Schedules attached hereto, as follows:

2.1    Organization, Standing, Etc. The Company is a limited liability company duly organized and existing in good standing under the laws of the State of New York, and has all requisite power and authority to carry on its business, to own or lease its properties and assets, to enter into this Agreement and to carry out the terms hereof and thereof. Copies of the Articles of Organization and Operating Agreement of the Company, that have been delivered to Parent prior to the execution of this Agreement are true and complete and have not since been amended or repealed. The Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

2.2    Qualification. The Company is duly qualified to conduct business as a foreign limited liability company and is in good standing in the State of New York, which is the only jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the properties, assets, liabilities or results of operations of the Company taken as a whole (“Material Adverse Effect”).

2.3    Capitalization of the Company. There are 10,885,458 Common Membership Units, 2,850,915 Series A Preferred Membership Units, 1,378,102 Series B Preferred Membership Units and 2,068,882 Series C Preferred Membership Units issued and outstanding, and such Membership Units are duly authorized, validly issued, fully paid and, none of such Membership Units have been issued in violation of the preemptive rights of any person. The offer, issuance and sale of the Membership Units were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (c) accomplished in conformity with all other applicable securities laws. Except for Company Warrants to purchase 559,221 Common Membership Units (exchangeable for 532,490 shares of Parent Common Stock hereunder) and Company Options to purchase 2,457,422 Common Membership Units (exchangeable for 2,340,934 shares of Parent Common Stock hereunder) or as otherwise disclosed in Schedule 2.5, the Company has no outstanding options, rights or commitments to issue Membership Units or other Equity Securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for Membership Units or other Equity Securities of the Company.

2.4    Indebtedness. The Company has no Indebtedness for Borrowed Money, except as disclosed on the Balance Sheet and Schedule 2.12.

2.5    Company Members. Schedule 1.1 hereto contains a true and complete list of the names and addresses of the record owner of all of the outstanding Membership Units and other Equity Securities of the Company, together with the number and percentage of securities held. To the best knowledge of the Company, except as set forth in the Operating Agreement, there is no voting trust, agreement or arrangement among any of the beneficial holders of Membership Units affecting the nomination or election of directors or the exercise of the voting rights of Membership Units.

2.6    Acts and Proceedings. The execution, delivery and performance of this Agreement has been duly authorized by the Board of Directors of the Company, and all of the acts and other proceedings required for the due and valid authorization, execution, delivery and performance of this Agreement have been validly and appropriately taken.

2.7    Compliance with Laws and Instruments. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing or as set forth in Schedule 2.7, (b) will not cause the Company to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Articles of Organization or Operating Agreement of the Company, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except where any such violation, conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien upon any property or asset of the Company. The Company is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Articles of Organization or Operating Agreement or any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or any other material agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, in each case except as could not reasonably be expected to have a Material Adverse Effect.

2.8    Binding Obligations. This Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.9    Broker’s and Finder’s Fees. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, except as disclosed in Schedule 2.9 hereto.

2.10   Financial Statements. Attached hereto as Schedule 2.10 are (a) the Company’s audited statement of financial position as of December 31, 2004, and audited statements of operations, changes in members’ equity and cash flows for the years ended December 31, 2004, together with the related independent auditors’ report of Marcum & Kliegman LLP and (b) the Company’s unaudited statement of financial position (the “Balance Sheet”) as of June 30, 2005 (the “Balance Sheet Date”). Such financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior accounting periods (subject, in the case of the June 30, 2005 financial statements to normal year-end adjustments and the lack of all footnotes required for audited financial statements).

2.11   Absence of Undisclosed Liabilities. The Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in Schedule 2.11 and/or Schedule 2.12 hereto, (b) to the extent set forth on or reserved against in the Balance Sheet or the Notes to the Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the Balance Sheet Date, none of which (individually or in the aggregate) have Material Adverse Affect, and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedules hereto or which are not required to be disclosed thereby.

2.12   Changes. Since the Balance Sheet Date, except as disclosed in Schedule 2.12 hereto, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, or, to the Company’s knowledge, contingent, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Private Placement, the Exchange and related transactions, and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a Material Adverse Effect, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any Membership Units or other securities or granted any options (including employee options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding Membership Units, (l) suffered or experienced any change in, or condition affecting, the financial condition of the Company other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a Material Adverse Effect, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party which has a Material Adverse Effect, (o) suffered any material loss not reflected in the Balance Sheet or its statement of operations for the period ended on the Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

2.13    Schedule of Assets and Contracts. Attached hereto as Schedules 2.13(a) through 2.13(d) are various schedules listing assets and contracts of the Company, as described herein.

(a)    Schedule 2.13(a) contains a true and complete list of all real property leased by the Company, including a brief description of each item thereof and of the nature of the Company’s interest therein, and of all tangible personal property owned or leased by the Company having a cost or fair market value of greater than $10,000, including a brief description of each item and of the nature of the interest of the Company therein. All the property listed in Schedule 2.13(a) as being leased by the Company is held by the Company under valid and enforceable leases having the rental terms, termination dates and renewal and purchase options described in Schedule 2.13(a); and there is not, under any such lease, any existing default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company, and the Company has not received any notice or claim of any such default. The Company does not own any real property.

(b)    Except as expressly set forth in this Agreement, the Balance Sheet or the notes thereto, or as disclosed in Schedule 2.13(b) hereto, the Company is not a party to any written or oral agreement not made in the ordinary course of business that is material to the Company. Except as disclosed in Schedule 2.13(b) hereto, the Company is not a party to any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of the Company or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of the Company to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) other than as set forth in Schedule 2.13(a) hereto, lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $20,000 per year or with an unexpired term (including any period covered by an option to renew exercisable by any other party) of more than 60 days, (h) lease or agreement under which the Company is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by the Company, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of the Company or any present or former officer, director or stockholder of the Company, (k) agreement obligating the Company to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under the Securities Act, (o) collective bargaining agreement, or (p) agreement or other commitment or arrangement with any Person continuing for a period of more than three months from the Closing Date which involves an expenditure or receipt by the Company in excess of $20,000. Except as disclosed in Schedule 2.13(b), none of the agreements, contracts, leases, instruments or other documents or arrangements listed in Schedules 2.13(a) through 2.13(d) requires the consent of any of the parties thereto other than the Company to permit the contract, agreement, lease, instrument or other document or arrangement to remain effective following consummation of the Exchange and the transactions contemplated hereby.

(c)    Schedule 2.13(c) contains a true and complete list of all insurance policies and insurance coverage with respect to the Company, its business, premises, properties, assets, employees and agents.

(d)    Schedule 2.13(d) contains a true and complete list of all patents, patent applications, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications, and grants of licenses, both domestic and foreign, presently owned, possessed, used or held by the Company; and, except as set forth in Schedule 2.16, the Company owns the entire right, title and interest in and to the same, free and clear of all Liens and restrictions. Schedule 2.13(d) also contains a true and complete list of all licenses granted to or by the Company with respect to the foregoing. Except as disclosed in Schedule 2.13(d), none of the Company’s patents, patent applications, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications and grants of licenses set forth in Schedule 2.13(d) are subject to any pending or, to the knowledge of the Company and the Members, threatened challenge. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby will give any licensor or licensee of the Company any right to change the terms or provisions of, terminate or cancel, any license to which the Company is a party.

(e)    The Company has furnished to Parent true and complete copies of all agreements and other documents and a description of all applicable oral agreements disclosed or referred to in Schedules 2.13(a) through 2.13(d), as well as any additional agreements or documents, requested by Parent. The Company has in all material respects performed all obligations required to be performed by it to date and is not in default in any respect under any of the contracts, agreements, leases, documents, commitments or other arrangements to which it is a party or by which it or any of its property is otherwise bound or affected. To the best knowledge of the Company, all parties having material contractual arrangements with the Company are in substantial compliance therewith and none are in material default thereunder. The Company does not have outstanding any power of attorney.

2.14    Employees. The Company has complied in all material respects with all laws relating to the employment of labor, and the Company has encountered no material labor union difficulties. Except as set forth in Schedule 2.14, and other than pursuant to ordinary arrangements of employment compensation, the Company is not under any obligation or liability to any officer, director, employee or Affiliate of the Company.

2.15    Tax Returns and Audits. All required federal, state and local Tax Returns of the Company have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the Company is not and has not been delinquent in the payment of any Tax. To the knowledge of the Company, the Company has not had a Tax deficiency assessed against it. None of the Company’s federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities. The reserves for Taxes reflected on the Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Company with respect to the period ended on the Balance Sheet Date. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company now pending, and the Company has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

2.16   Patents and Other Intangible Assets.

(a)    Except as set forth in Schedule 2.16, the Company (i) owns or has the right to use, free and clear of all Liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business as now conducted or proposed to be conducted without infringing upon a claimed right of any Person under or with respect to any of the foregoing and (ii) is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business.

(b)    To the knowledge of the Company, the Company owns or has the unrestricted right to use all trade secrets, if any, including know-how, negative know-how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data (collectively, “intellectual property”) required for the development, operation and sale of its products, and all related technologies, products and services.

2.17   Employee Benefit Plans; ERISA.

(a)    Except as disclosed in Schedule 2.17 hereto, there are no “employee benefit plans” (within the meaning of Section 3(3) of the ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Company. The plans listed in Schedule 2.17 hereto are hereinafter referred to as the “Employee Benefit Plans.”

(b)    All current and prior material documents, including all amendments thereto, with respect to each Employee Benefit Plan have been given to Parent or its advisors.

(c)    All Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and any other applicable state, federal or foreign law.

(d)    There are no pending or, to the knowledge of the Company, threatened, claims or lawsuits which have been asserted or instituted against any Employee Benefit Plan, the assets of any of the trusts or funds under the Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Employee Benefit Plans or against any fiduciary of an Employee Benefit Plan with respect to the operation of such plan.

(e)    There is no pending or, to the knowledge of the Company, threatened, investigation or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Employee Benefit Plan.

(f)    No actual or, to the knowledge of the Company, contingent, liability exists with respect to the funding of any Employee Benefit Plan or for any other expense or obligation of any Employee Benefit Plan, except as disclosed on the financial statements of the Company or the Schedules to this Agreement, and to the knowledge of the Company, no contingent liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

2.18   Title to Property and Encumbrances. The Company has good, valid and marketable title to all properties and assets used in the conduct of its business free of all Liens (except as set forth in Schedule 2.16) and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as could not reasonably be expected to have a Material Adverse Effect.

2.19   Insurance Coverage. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring the Company and its properties, products and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated. No suit, proceeding or action or threat of suit, proceeding or action has been asserted or made against the Company within the last five years due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by the Company.

2.20   Litigation. Except as disclosed in Schedule 2.20 hereto, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Company and the Members, threatened against or affecting the Company or its properties, assets or business that could reasonably be expected to have a Material Adverse Effect. The Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

2.21   Licenses. The Company possesses from the appropriate governmental authorities (including, without limitation, the U.S. Food and Drug Administration) all licenses, permits, authorizations, approvals, franchises and rights necessary for the Company to engage in the business currently conducted by it, (except for those, the absence of which would not reasonably be expected to have a Material Adverse Effect), and all are in full force and effect.

2.22   Interested Party Transactions. Except as disclosed in Schedule 2.22 hereto, no officer, director or member of the Company or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Company has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected.

2.23    Hazardous Waste. There is no substance or material defined or designated as hazardous or toxic waste, material, substance or other similar term, by any environmental statute, regulation or ordinance currently in effect, on, about, or in any of the real property in which the Company now has or previously had any leasehold or ownership interest.

2.24    Customers, Suppliers and Independent Contractors. Since the Balance Sheet Date, the Company has not been advised that any material customer, supplier or independent contractor of the Company intends to terminate or materially curtail its business relationship with the Company which could reasonably be expected to have a Material Adverse Effect.

2.25    Questionable Payments. Neither the Company nor to the knowledge of the Company, any director, officer, member, agent, employee or other Person associated with or acting on behalf of the Company, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.26    Obligations to or by Members. Except as disclosed in Schedule 2.26, the Company has no liability or obligation or commitment to any Member or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any Member, nor does any Member or any such Affiliate or associate have any liability, obligation or commitment to the Company.

2.27    Disclosure. No representation or warranty by the Company herein and no information disclosed in the schedules or exhibits hereto by the Company or in the Memorandum (except as to information relating to Parent), when considered as a whole together with all other information furnished to Parent, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

3.    Representations and Warranties of Parent. Parent represents and warrants to the Company and the Members as follows:

3.1    Organization and Standing. Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware. Parent has heretofore delivered to the Company complete and correct copies of its Certificate of Incorporation and By-laws as now in effect. Parent has full corporate power and authority to carry on its business as it is now being conducted and to own or lease its properties and assets. Parent does not have any subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business. Parent is, or as of the Closing, will be, duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on Parent.

3.2    Corporate Authority. Parent has full corporate power and authority to enter into this Agreement and the other agreements to be made pursuant thereto, and to carry out the transactions contemplated hereby, including the Exchange, the Private Placement and the Stock Repurchase Transaction. All corporate acts and proceedings required for the authorization, execution, delivery and performance of this Agreement, the Private Placement and Stock Repurchase Transaction and such other agreements and documents by Parent in connection therewith have been duly and validly taken or will have been so taken prior to the Closing.

3.3    Broker’s and Finder’s Fees. No person, firm, corporation or other entity is entitled by reason of any act or omission of Parent to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement, or with respect to the consummation of the transactions contemplated hereby, including the Exchange, the Private Placement and the Stock Repurchase Transaction, except for Brookshire Securities Corporation and Matrix USA, LLC with respect to the Private Placement and as disclosed in Schedule 3.3 hereto.

3.4    Capitalization of Parent.

(a)    The authorized capital stock of Parent consists of (i) 85,000,000 shares of Parent Common Stock, of which 4,562,500 shares are issued and outstanding on the date hereof, and (ii) 15,000,000 shares of undesignated preferred stock, none of which are issued or outstanding, prior to taking into consideration the issuance of Parent Common Stock in the Exchange or Parent Preferred Stock in the Private Placement, and after taking into consideration the repurchase and cancellation of Parent Common Stock in accordance with Section 6.3(j) hereof (the “Stock Repurchase Transaction”). The Parent has reserved for issuance under its 2004 Non-Statutory Stock Option Plan, 1,500,000 shares of Parent Common Stock. The Parent has no other shares of capital stock reserved for issuance upon the exercise of any other options or any warrants and no shares of capital stock are reserved for issuance to any party, including upon the conversion of any outstanding convertible notes, debentures or securities. Parent has no outstanding options, rights, calls, preemptive rights, subscriptions or commitments to issue any Equity Securities of Parent. Except for the Stock Repurchase Transaction, Parent has no contractual obligations to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(b)    There is no plan or arrangement to issue capital stock by Parent except as set forth in this Agreement and the Private Placement. Except as contemplated by this Agreement or granted in the Private Placement as described in the Memorandum, there are no registration rights. There is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Parent is a party or by which it is bound with respect to any Equity Securities of Parent.

3.5    Validity of Shares.

(a)    All outstanding shares of the capital stock of Parent are (i) validly issued and outstanding, fully paid and non-assessable, (ii) were not issued in violation of the preemptive rights of any person, (iii) were issued in transactions that were (A) exempt from the registration and prospectus delivery requirements of the Securities Act, (B) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (C) accomplished in conformity with all other applicable securities laws.

(b)    The 17,326,576 shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.3(a) hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and non-assessable and not in violation of any pre-emptive rights. Based, in part, on the representations and warranties of the Members as contemplated by Section 4 hereof and assuming the accuracy thereof, the issuance of the Parent Common Stock upon the Exchange pursuant to Section 1.3(a) will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

(c)    The Stock Repurchase Transaction will be accomplished in accordance with and will not violate applicable law.

3.6    SEC Reporting and Compliance.

(a)    Parent filed a registration statement on Form SB-2 (No. 333-120253) under the Securities Act which became effective on January 11, 2005, and has not been withdrawn. To Parent’s knowledge, all shares held by selling stockholders in such registration statement, other than those held by Affiliates of Parent, have been sold in accordance with the Plan of Distribution set forth in such registration statement.

(b)    Since January 11, 2005, Parent has filed with the Commission all registration statements, proxy statements, information statements, reports, schedules, forms and other documents required to be filed pursuant to the Securities Act, the Exchange Act and the rules and regulations of the Commission on a timely basis (or has received a valid extension of such time of filing and has filed any such reports or other documents prior to the expiration of any such extension). Parent has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

(c)    Parent has delivered or made available to the Company true and complete copies of its registration statement (including all amendments thereto and supplements to the prospectus contained therein) and reports (collectively, the “Parent SEC Documents”) filed by Parent with the Commission. The Parent SEC Documents, as of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date hereof, then as of the date of such amendment, supplement or superseding filing) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable thereto, and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

(d)    Except as set forth on Schedule 3.6, Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K since August 31, 2005. Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission since August 31, 2005 and all subsequent registration statements and reports filed by Parent subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent documents or notices filed by the Parent with the Commission or delivered to the stockholders of Parent.

(e)    Parent is not an investment company within the meaning of Section 3 of the Investment Company Act.

(f)    The shares of Parent Common Stock are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “CSAA.OB,” and Parent is in compliance in all material respects with all rules and regulations of the OTC Bulletin Board applicable to it and the Parent Common Stock.

(g)    The Parent SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither the Company nor any of its officers has received any notice from the SEC or any other Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

(h)    Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

3.7    Financial Statements. The balance sheets, and statements of income, changes in financial position and stockholders’ equity contained in the Parent SEC Documents (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified. The financial statements included in the Annual Report on Form 10-KSB for the fiscal year ended August 31, 2005 (the “Parent Financial Statements”) are audited by, and include the related opinion of Most & Company, LLP, Parent’s independent public accounting firm.

3.8    Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent required in connection with the consummation of the Exchange, the Private Placement and the Stock Repurchase Transaction have been or shall have been obtained prior to, and be effective as of, the Closing.

3.9    Compliance with Laws and Other Instruments. The execution, delivery and performance by Parent of this Agreement and the consummation by it of the transactions contemplated by this Agreement, including the Exchange, the Private Placement and the Stock Repurchase Transaction: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except (i) such as shall have been obtained prior to the Closing, or (ii) as set forth in Schedule 3.9; (b) will not cause the Parent to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of its Certificate of Incorporation or By-laws; (c) will not violate or be in conflict with in a material manner, result in a material breach of or constitute (with or without notice or lapse of time, or both) a material default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other material contract, agreement or instrument to which the Parent is a party or by which the Parent or any of its properties are bound or affected, except where any such violation, conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; and (d) will not result in the creation or imposition of any material Lien upon any property or asset of the Parent. Parent is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Certificate of Incorporation or By-laws, to its knowledge, or any indenture, loan or credit agreement, deed of trust, mortgage, security agreement, except as could not reasonably be expected to have a Material Adverse Effect on the Parent, or any other material agreement or instrument to which the Parent is a party or by which it or any of its properties are bound or affected.

3.10   Binding Obligations. This Agreement constitutes the legal, valid and binding obligation of the Parent, and is enforceable against the Parent, in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.11   No General Solicitation. In issuing the Parent Common Stock in the Exchange hereunder, neither Parent nor, to its knowledge, anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.

3.12   Absence of Borrowed Indebtedness and Assets; Undisclosed Liabilities.

(a)    Parent does not have has any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (i) as disclosed in the Parent SEC Documents, (i) to the extent set forth on or reserved against in the balance sheet of Parent as of August 31, 2005 (the “Parent Balance Sheet”) or the Notes to the Parent Financial Statements, (iii) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since August 31, 2005 (the “Parent Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the financial condition of the Parent, and (iv) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents, none of which require the performance of any future obligations.

(b)   Without limiting the foregoing, Parent has no Indebtedness for Borrowed Money and immediately prior to the Closing, Parent will have no material tangible assets. There is no real property owned or leased by Parent. Parent currently operates out of office space located at 13070 Addison Road, Roswell, Georgia provided by Edward A. Sundberg at no cost with no written lease agreement. Edward A. Sundberg and Lindsey Sundberg are Parent’s sole employees.

3.13   Parent Contracts.

(a)    The Parent SEC Reports contain true and accurate copies of all agreements required to be filed as material contracts under Item 601(b)(10) of Regulation S-B under the Securities Act and the Exchange Act (“Parent Material Contracts ") and it is not a party to any other contracts, agreements or understandings of any kind. Without limiting the foregoing, Parent is not a party to nor bound by any severance or other agreement with any employee, consultant or contractor pursuant to which such Person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b)    Each of the Parent Material Contracts constitutes the valid and legally binding obligation of Parent, enforceable in accordance with its terms, and is in full force and effect, except as may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity. Parent is not in breach or default in any material respects of any provisions of any Parent Material Contract and, to Parent's knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default by Parent or permit termination, modification or acceleration thereunder, and which with respect to each of the foregoing, could not be timely cured by Parent. Parent does not have any knowledge of any termination or material breach or anticipated termination or material breach by the other parties to any Parent Material Contract or commitment to which it is a party or to which any of its assets are subject.

(c)    To Parent’s knowledge, no party to any Parent Material Contracts has a claim against Parent in respect of any breach or default thereunder.

(d)    No terms and conditions of any Parent Material Contract or other arrangement or understanding between Parent and any other Person in effect on the date of his Agreement prevent, delay or materially restrict Parent's ability to deploy material portion of its assets or resources as it deems appropriate, and after the Closing shall prevent, delay or materially restrict Parent's ability to deploy any material portion of its assets or resources as it deems appropriate.

3.14   Changes. Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents, the Parent has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to the Parent’s knowledge, contingent, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Parent Balance Sheet and current liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a Material Adverse Effect on the Parent, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (1) suffered or experienced any change in, or condition affecting, the financial condition of the Parent other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a Material Adverse Effect on the Parent, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Parent Balance Sheet or its statement of income for the year ended on the Parent Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

3.15    Tax Returns and Audits. All required federal, state and local Tax Returns of Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a Material Adverse Effect upon Parent. Parent is not and has not been delinquent in the payment of any Tax. Parent has not had a Tax deficiency assessed against it. None of Parent’s federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities. The reserves for Taxes reflected on the Parent Balance Sheet are sufficient for the payment of all unpaid Taxes payable by Parent with respect to the period ended on the Parent Balance Sheet Date. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of Parent now pending, and Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

3.16   Employee Benefit Plans; ERISA.

(a)    Except as disclosed in the Parent SEC Documents, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Parent. Any plans listed in the Parent SEC Documents are hereinafter referred to as the “Parent Employee Benefit Plans.”

(b)    Any current and prior material documents, including all amendments thereto, with respect to each Parent Employee Benefit Plan have been given to the Company or its advisors.

(c)    All Parent Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(d)    There are no pending or, to the knowledge of Parent, threatened, claims or lawsuits which have been asserted or instituted against any Parent Employee Benefit Plan, the assets of any of the trusts or funds under the Parent Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Parent Employee Benefit Plans or against any fiduciary of a Parent Employee Benefit Plan with respect to the operation of such plan.

(e)    There is no pending or, to the knowledge of Parent, threatened, investigation or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Parent Employee Benefit Plan.

(f)    No actual or contingent liability exists with respect to the funding of any Parent Employee Benefit Plan or for any other expense or obligation of any Parent Employee Benefit Plan, except as disclosed on the financial statements of Parent or the Parent SEC Documents, and to the knowledge of Parent, no contingent liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

3.17   Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or its properties, assets or business. Parent is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

3.18   Interested Party Transactions. Except as disclosed in the Parent SEC Documents or on Schedule 3.18, no officer, director or stockholder of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or Parent has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or (ii) purchases from or sells or furnishes to the Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent is a party or by which it may be bound or affected.

3.19   Questionable Payments. Neither Parent nor any director, officer, agent, employee or other Person associated with or acting on behalf of the Parent, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.20   Obligations to or by Stockholders. Except as disclosed in the Parent SEC Documents or on Schedule 3.18, the Parent has no liability or obligation or commitment to any stockholder of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Parent, nor does any stockholder of Parent or any such Affiliate or associate have any liability, obligation or commitment to Parent.

3.21   Records. The books of accounts, corporate records and minute books of the Parent are complete and correct in all material respects. Complete and accurate copies of all such books of account, corporate records and minute books of the Company have been provided to the Company.

3.22   Accounts; Powers of Attorney. Schedule 3.21 of the Parent Disclosure Schedule hereto sets forth a complete and correct list showing: (a) all banks in which Parent maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from Parent, true and correct copies thereof which have been delivered to Company.

3.23   Disclosure. No representation or warranty by Parent herein and no information disclosed in the schedules or exhibits hereto by Parent when considered as a whole together with all other information furnished to the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

4.    Additional Representations, Warranties and Covenants of the Members. Each of the Controlling Members severally represents and warrant to, and covenants with, Parent as follows:

4.1    Acts and Proceedings. Such Member has full right, power and authority to enter into, deliver and perform this Agreement and all acts and proceedings required for the authorization, execution and delivery of this Agreement and the performance of this Agreement by such Member have been lawfully and validly taken.

4.2    Compliance with Laws and Instruments. The execution, delivery and performance by such Member of this Agreement and each of the other documents contemplated hereby and the consummation by such Member of the transactions contemplated hereby (a) will not cause such Member to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government or (iii) any order, judgment or decree of any court and (b) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such Member is bound or affected.

4.3    Binding Obligation. This Agreement and each of the other agreements and documents being entered into by such Member in connection herewith constitutes the legal, valid and binding obligation of such Member and is enforceable against such Member in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.4    Title to Shares. Such Member has good, valid and marketable title to all Membership Units indicated on Schedule 1.1 hereto as being owned by such Member, free and clear of all Liens except as indicated on Schedule 1.1 hereto. To the knowledge of such Member, except as set forth in the Operating Agreement, there is no voting trust, agreement or arrangement among any of the beneficial holders of Membership Units affecting the exercise of the voting rights of such units, and such Member is not a party to or bound or affected by any such voting trust, agreement or arrangement.

4.5    Information. Each Member has had an opportunity to ask and receive answers to any questions he, she or it may have had concerning the terms and conditions of the Exchange and the Parent Common Stock to be issued therein and has obtained any additional information that he, she or it has requested.

4.6    Resale of Stock. Each Member is acquiring Parent Common Stock to be purchased for himself or for itself from the Parent for investment, and not with a view to selling or otherwise distributing any of said Parent Common Stock in violation of the Securities Act or the securities laws of any state; provided, however, that the provisions of this paragraph shall not prejudice such Member’s right at all times to sell or otherwise dispose of all or any of the Parent Common Stock so acquired by such Member pursuant to an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act.

5.    Additional Agreements.

5.1    Access and Information. The Company and Parent shall each afford to the other and to the other’s accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Closing, to all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 5.1 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in strict confidence, all such information (other than such information which: (i) is already in such party’s possession; (ii) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors; or (iii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (A) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished).  If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

5.2    Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Parent and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent and the Company shall take all such necessary action.

5.3    Publicity. No party shall issue any press release or public announcement pertaining to the Exchange that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for Parent Common Stock and after reasonable advance notice to the Company.

5.4    Appointment of Directors. At the Closing, Parent shall accept the resignations of the current officers and directors of Parent as provided by Section 6.3(j) hereof, and shall increase the size of the Board of Directors of Parent to five (5) directors of the Company and cause the existing directors of the Company to be elected to the Board of Directors of Parent. Two additional Parent directors may be nominated by Sovereign at any time during the two-year period after the Closing Date and at that time the size of the Board of Directors shall be increased to accommodate such additional directors. Parent agrees that Sovereign’s director nominees shall continue to be nominated for election during such period. Sovereign’s nominees shall be reasonably acceptable to Parent (as constituted following the Exchange) and, if required, considered independent under applicable market rules. Each of the Sovereign appointees shall be appointed to be a member of the audit or compensation committees of Parent’s Board of Directors. The Sovereign directors shall be entitled to the same cash and/or equity-based compensation granted to other directors of Parent.

5.5    Parent Name Change. Immediately prior to the Closing, Parent shall take all required legal actions to change its corporate name to VirtualScopics, Inc. by means of an amendment to its Certificate of Incorporation.

5.6    Initial Closing of Private Placement. As of the Closing, the Parent shall take such actions as are necessary to close on the sale of a minimum of 3,000 Units, to accredited investors only, through a registered broker-dealer, pursuant to Regulation D and Rule 506 promulgated under the Securities Act in accordance with and as described in the Memorandum.

5.7    Long-Term Incentive Plan. Immediately following the Closing, Parent may establish a new long-term incentive plan under which the total number of shares of Parent Common Stock authorized for issuance shall be 3,900,000 shares of Parent Common Stock. The new long-term incentive plan will be used for attracting and retaining employees, management, directors and outside consultants and shall be granted from time to time under the guidance and approval of Parent's Compensation Committee, and in accordance with such plan.

5.8    Issuance of Shares. At the Closing, Parent shall issue 100,000 restricted shares of Parent Common Stock to AIDE Consulting Co., as compensation for certain advisory services rendered on behalf of Parent in connection with the transactions contemplated by this Agreement. The parties agree and acknowledge that such shares are included in the 4,562,500 shares of Parent Common Stock outstanding immediately prior to the Closing. The stock certificate evidencing the shares of Parent Common Stock to be issued pursuant to this Section 5.10 shall bear a standard Securities Act restrictive legend.

5.9    Capital Markets Initiatives. The Company and Parent agree to place, at the Closing, $250,000 of the net proceeds received by Parent in the Private Placement into a segregated bank account designated by Sovereign for capital markets initiatives and related investor relations purposes during the twelve (12) months following the Closing with a firm or firms reasonably acceptable to Parent. Such account shall be in the name of, and managed by Sovereign in trust for and for the benefit of, Parent. Sovereign shall release the funds contained in such account and make all expenditures relating to the matters described in this Section 5.9 with the funds contained in such account based on periodic authorizations of the Chairman of the Board or the Chief Executive Officer of Parent, as reasonably approved in each case by Sovereign.

6.    Closing; Deliveries.

6.1    Closing Date. Subject to the terms and conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement and the consummation of the sale of a minimum of 3,000 Units for not less than $3,000,000 in gross proceeds pursuant in the Private Placement (the “Closing Date”) in accordance with the terms set forth in the Memorandum. All proceedings to be taken and all documents to be executed at the Closing, including those in connection with the Private Placement and this Agreement, shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The Closing shall occur at the offices of Greenberg Traurig, LLP referred to in Section 10.1 hereof. At the Closing, Parent shall present to the Transfer Agent for delivery to each Member the certificate representing the Parent Common Stock to be issued pursuant to Sections 1.1 and 1.3 hereof to them in accordance with Sections 1.4 and 4 hereof. Such presentment for delivery shall be against delivery to Parent of the certificates, opinions, agreements and other instruments referred to in Section 6.1 below. Parent will deliver at such Closing to the Company the officers’ certificate, agreements, instruments and opinion referred to in Section 6.2 below. All of the other documents and certificates and agreements referenced in this Section 6 will also be executed as described therein. The Company and the Parent may waive compliance with any of the closing deliveries specified in this Section 6. At or immediately following the Closing, the Parent shall cause to be delivered to the Company all records and documents relating to the Parent which the Parent possesses, including, without limitation, books, records, government filings, tax returns, charter documents, corporate records, stock record books, consent decrees, orders, and correspondence, director and stockholder minutes and resolutions, stock ownership records, financial information and records, electronic files containing any financial information and records, and other documents associated with Parent.

6.2    Closing Deliveries of the Company and the Members. At Closing, the Company, shall deliver the following documents to Parent:

(a)    A certificate, dated the Closing Date, executed on the Company’s behalf by its Chief Executive Officer and Chief Financial Officer, certifying the following:

(i)    the representations and warranties of the Company under this Agreement are true and correct in all material respects on the Closing Date;

(ii)    the Company has performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date; and

(iii)   there does not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Balance Sheet Date, there has been no change that has or will have a Material Adverse Effect on the Company, except as a result of the transactions contemplated by this Agreement.

(b)    An opinion of Woods Oviatt Gilman LLP, Rochester, New York, counsel for the Company, to the effect set forth in Exhibit E hereto.

(c)    A certificate, dated the Closing Date, executed by the Company’s Secretary, certifying that: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the consummation of the Exchange shall have been duly made or obtained, and all material consents by third parties that are required for the Exchange have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by this Agreement.

(d)    Copies of the Approvals and Acceptances executed and delivered to the Company by the Other Members accepting the terms of the Exchange Offer.

(e)    Copies of resolutions of the Board of Directors, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered pursuant hereto.

(f)    A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute this Agreement and any documents referred to herein, and further certifying that the Articles of Organization and Operating Agreement of the Company delivered to Parent at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

(g)    All written consents, satisfactory in form and substance to Parent, from each party to the leases, contracts, instruments and other documents listed in Schedules 2.13(a) through 2.13(d) consenting to the change in ownership upon the effectiveness of the Exchange, of all of the rights and interests of the Company in and to such leases, contracts, instruments and documents, except to the extent the failure to so obtain such consents could not reasonably be expected to have a Material Adverse Effect.

(h)    Evidence as of a recent date of the good standing and existence of the Company issued by the Department of State of the State of New York and evidence that the Company is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(i)    Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent or its counsel may reasonably request.

6.3    Deliveries of Parent. At Closing, Parent shall deliver the following documents to the Company:

(a)    A certificate, dated the Closing Date, executed on its behalf by its President or other duly authorized officers, certifying the following: (i) the representations and warranties of Parent under this Agreement are true and correct in all material respects on the Closing Date; (ii) Parent has performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date; and (iii) there does not exist on the Closing Date any Default or Event of Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default of Event of Default, and since the Parent Balance Sheet Date, there has been no change that has or will have a Material Adverse Effect on the Parent.

(b)    An opinion of Greenberg Traurig, LLP, New York, New York, special counsel for Parent, to the effect set forth in Exhibit F hereto.

(c)    A certificate, dated the Closing Date, executed by the Secretary of Parent, certifying that: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the consummation of the Exchange shall have been duly made or obtained, and all material consents by third parties required for the Exchange have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by this Agreement.

(d)    Copies of resolutions of Parent’s Board of Directors, certified by the Secretary, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Exchange, the Private Placement and the Stock Repurchase Transaction and all other documents and instruments to be delivered by it pursuant hereto.

(e)    A certificate of incumbency executed by the Secretary of Parent certifying the names, titles and signatures of the officers authorized to execute this Agreement and any documents referred to herein, and further certifying that the Certificate of Incorporation (including the Certificate of Designation of the Series A Convertible Preferred Stock) and By-laws of Parent appended thereto have not been amended or modified.

(f)    A certificate of Continental Stock Transfer & Trust Co., Parent’s transfer agent and registrar, certifying as of the business day prior to the date any securities are first issued in the Private Placement, and before taking into consideration the Exchange and the Stock Repurchase Transaction, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner.

(g)    A letter from the Transfer Agent setting forth the number of shares of Parent Common Stock that would be issued and outstanding as of the Closing Date after taking into consideration the into consideration the closing of the Exchange and the Stock Repurchase Transaction.

(h)    An agreement in writing from Most & Company, LLP in favor of Parent, in form and substance reasonably satisfactory to the Company, to deliver copies of the audit opinions with respect to any and all financial statements of Parent that had been audited by such firm and any consents that may be required by Parent to be included in such financial statements in registration statements to be filed in the future by Parent.

(i)    An agreement in writing from Sherb & Company, LLP in favor of Parent, in form and substance reasonably satisfactory to the Company, to deliver copies of the audit opinions with respect to any and all financial statements of Parent that had been audited by such firm and any consents that may be required by Parent to be included such financial statements in registration statements to be filed in the future by Parent.

(j)    (i) the executed resignations of Edward A. Sundberg and Lindsay Sundberg as directors and officers of Parent, (ii) executed releases from each of Edward A. Sundberg and Lindsay Sundberg in the form attached hereto as Exhibit G, and (iii) stock powers executed in blank by Mr. Sundberg evidencing the cancellation of 69,862,500 shares of Parent Common Stock owned by him, and by Ms. Sundberg evidencing the cancellation of 675,000 shares of Parent Common Stock owned by her.

(k)    Evidence as of a recent date of the good standing and corporate existence of Parent issued by the Secretary of State of the State of Delaware and evidence that the Parent is qualified to transact business as foreign corporations and are in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary.

(l)    Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company or its counsel may reasonably request.

7.    Survival of Representations and Warranties. The representations and warranties of the parties made in Sections 2 and 3 of this Agreement shall not survive beyond the Closing. This Section 7 shall not limit any claim for fraud, based on such representations and warranties. Nothing in this Section 7 shall impair or alter any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

8.    Amendment of Agreement. This Agreement may be amended or modified at any time in all respects by an instrument in writing executed by Parent and the Company, provided that any amendment that materially and adversely affects the rights or changes the obligation of any Member (as opposed to the Company) shall require the consent of any such Member.

9.    Definitions. Unless the context otherwise requires, the terms defined in this Section 9 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall mean this Agreement.

“Balance Sheet” and “Balance Sheet Date” shall have the meanings assigned to such terms in Section 2.10 hereof.

“Certificates” shall have the meaning assigned thereto in Section 1.4(b).

“Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 6.1 hereof.

“Code” shall have the meaning assigned to it in the recitals.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Membership Units” shall mean the common membership units of the Company.

“Company” shall mean VirtualScopics, LLC, a New York limited liability company.

“Company Incentive Plan” shall have the meaning assigned to it in Section 1.5 hereof.

“Company Options” shall have the meaning assigned to it in Section 1.5(b).

“Company Warrants” shall have the meaning assigned to it in Section 1.5(b).

“Controlling Members” shall have the meaning assigned to it in the Preamble.

“Default” shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed under the terms of this Agreement if such default or failure in performance shall remain unremedied for ten (10) days after receipt of written notice of such default.

“Employee Benefit Plans” shall have the meaning assigned to it in Section 2.17 hereof.

“Equity Security” shall mean any stock, interest or similar equity security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock, interest or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant, option or right to subscribe to or purchase any stock, interest or similar equity security, or any such warrant, option or right.

“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended.

“Exchange” shall have the meaning assigned thereto in Recitals.

“Exchange Agent” shall have the meaning assigned thereto in Section 1.4(b)

“Exchange Offer” shall have the meaning assigned thereto in the Recitals.

“Exchange Ratios” shall have the meaning assigned thereto in Section 1.3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Event of Default” shall mean (a) the failure of the Company to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five (5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any material agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of the Company to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

"knowledge" and "know" means, when referring to any person or entity, the actual knowledge of the Chief Executive Officer, President or Chief Financial Officer or the person or entity of the particular matter or fact with respect to which it is used,

“Indebtedness” shall mean any obligation of the Company which under generally accepted accounting principles is required to be shown on the balance sheet of the Company as a liability, excluding however, accounts payable, accrued expenses and other short term liabilities.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Material Adverse Effect” shall have the meaning assigned to it in Section 2.2 hereof.

“Members” shall mean all holders of Membership Units or other securities of the Company.

“Membership Units” shall have the meaning assigned thereto in Section 1.3(a).

“Operating Agreement” shall have the meaning assigned thereto in Section 1.1(a).

“Other Members” shall have the meaning assigned thereto in Section 1.1(a).

“Parent” shall mean ConsultAmerica, Inc., a Delaware corporation.

“Parent Balance Sheet Date” shall have the meaning assigned to it in Section 3.14 hereof.

“Parent Common Stock” shall have the meaning assigned to it in the Recitals.

“Parent Employee Benefit Plans” shall have the meaning assigned to it in Section 3.17 hereof.

“Parent Financial Statements” shall have the meaning assigned to it in Section 3.7 hereof.

“Parent Preferred Stock” shall have the meaning assigned to it in the Recitals.

“Parent SEC Documents” shall have the meaning assigned to it in Section 3.6 hereof.

“Parent Warrants” shall have the meaning assigned to it in Recitals.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

“Private Placement” shall have the meaning assigned to it in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A Preferred Membership Unit” shall mean the series A preferred membership units of the Company.

“Series B Preferred Membership Unit” shall mean the series B preferred membership units of the Company.

“Series C Preferred Membership Unit” shall mean the series C preferred membership units of the Company.

“Stock Repurchase Transaction” shall have the meaning assigned thereto in Section 3.4(a).

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages, costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

“Term Sheet” shall have the meaning assigned to it in Section 10.2 hereof.

“Transfer Agent” means Continental Stock Transfer & Trust Co., Parent’s transfer agent and registrar.

“Units” shall have the meaning assigned to it in the Recitals.

10.    Miscellaneous.

10.1    Notices. Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

If to Parent:	ConsultAmerica, Inc.
13070 Addison Road
Roswell, Georgia 30075
Attention: Mr. Edward A. Sundberg

With a copy to:	Greenberg Traurig, LLP
MetLife Building
200 Park Avenue, 14th Floor
New York, New York 10166
Attention: Spencer G. Feldman, Esq.
If to the Company:	VirtualScopics, LLC
350 Linden Oaks
Rochester, New York 14625
Attention: Mr. Robert Klimasewski, Chief Executive Officer
With a copy to:	Woods Oviatt Gilman LLP
700 Crossroads Building
2 State Street
Rochester, New York 14614
Attention: Gordon E. Forth, Esq. and Stanley A. Gordon, Esq.

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing. Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.

10.2    Entire Agreement. This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter, including, without limitation, that certain Summary of Terms and Conditions for Merger and Private Placement dated August 26, 2005, (the “Term Sheet”) between Sovereign and the Company.

10.3    Expenses. Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement; provided that the Company shall assume and pay all actual, reasonable and necessary out-of-pocket expenses incurred by Parent and Sovereign, capped at an aggregate amount of $245,000, and Brookshire (including legal, printing, delivery and travel costs), capped at an aggregate amount of $55,000.

10.4    Time. Time is of the essence in the performance of the parties’ respective obligations herein contained.

10.5    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that no Member shall directly or indirectly transfer or assign any of his, her or its rights hereunder in whole or in part without the written consent of the Parent and the Company, which shall not be unreasonably withheld, and any such transfer or assignment without said consent shall be void.

10.7    No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto (including all Members who acquire shares of Parent Common Stock), their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

10.8    Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

10.9    Recitals, Schedules and Exhibits. The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

10.10   Section Headings and Gender. The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

10.11   Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, except to the extent that the laws of the State of Delaware govern the requirements for the issuance of shares of Parent Common Stock. This Agreement and the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the courts of Monroe County, New York. The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York. The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York located in Monroe County, New York for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, or any judgment entered by any court in prospect hereof brought in Monroe County, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in Monroe County, New York has been brought in an inconvenient forum. With respect to any action before the above courts, the parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PARENT: CONSULTAMERICA, INC.

By:	/s/ Edward Sundberg
Name: Edward Sundberg
Title: CEO

THE COMPANY: VIRTUALSCOPICS, LLC

By:	/s/ Molly Henderson
Name: Molly Henderson
Title: CFO

The undersigned members of VirtualScopics, LLC execute and deliver this Agreement for the sole purpose of agreeing to the terms of Section 1 (The Exchange Offer), Section 4 (Additional Representations, Warranties and Covenants of Each Member), Section 7 (Survival of Representations and Warranties), Section 8 (Amendment of Agreement), Section 9 (Definitions), and Section 10 (Miscellaneous).

LOEB INVESTORS COMPANY 147, LP

By:	/s/ Warren D. Bagatelle
Name: Warren D. Bagatelle
Title: General Partner
Address:__________________________ Fax:______________________________ Membership Units: 1,425,458 Common Units; 2,850,915 Series A Preferred Units

TRILLIUM EQUITY NETWORK XI, LLC

By: /s/ Robert B. Frame
Name: Robert B. Frame
Title: Vice President
Membership Units: 333,333 Series C Preferred Units

TRILLIUM GROUP, LLC

By: /s/ Chris O’Donnell
Name: Chris O’Donnell
Title: General Partner
Membership Units: 184,000 Common Units

THE MONROE FUND, LLC

By: /s/ Dennis M. DeLeo
Name: Trillium Capital Partners, LLC
Title: Fund Manager
By: _/s/ Dennis M. DeLeo_________
Name: Dennis M. DeLeo
Title: President
Membership Units: 222,222 Series C Preferred Units

By: /s/ Kevin J. Parker
Name: Dr. Kevin J. Parker, Ph.D.
Address:___________________________
Fax:_______________________________
Membership Units: 1,225,000 Common Units

By: /s/ Jose Tamez-Pena
Name: Dr. Jose Tamez-Pena, Ph.D.
Address:___________________________
Fax:_______________________________
Membership Units: 2,050,000 Common Units; and 13,333 Series C Preferred Units

By: /s/ Sarra Totterman
Name: Dr. Saara Totterman, M.D. Ph.D.
Address:___________________________
Fax:_______________________________
Membership Units: 1,225,000 Common Units